Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER AND YEAR

ENDED DECEMBER 31, 2019

Tontitown, Arkansas, February 24, 2020......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported a net loss of $13.6 million, or diluted and basic loss per share of $2.37, for the quarter ended December 31, 2019 and net income of $7.9 million, or diluted earnings per share of $1.34 ($1.35 basic), for the year ended December 31, 2019. Net income and diluted earnings per share for the fourth quarter and year ended December 31, 2019 include the negative impact of estimated amounts reserved for the anticipated settlement of a lawsuit which claims that the Company was in violation of minimum wage laws with regard to certain activities performed by employee drivers and for a similar suit brought against the Company by certain individuals who assert that they were misclassified as owner operators. Excluding the negative impact of these litigation charges, adjusted (non-GAAP) net income for the quarter ended December 31, 2019 was $1.6 million, or adjusted (non-GAAP) diluted earnings per share of $0.28 ($0.28 basic), and adjusted (non-GAAP) net income for the year ended December 31, 2019 was $23.4 million, or adjusted (non-GAAP) diluted earnings per share of $3.99 ($4.02 basic). These results compare to net income of $6.1 million, or diluted earnings per share of $1.01 ($1.02 basic), for the quarter ended December 31, 2018, and net income of $24.0 million, or diluted earnings per share of $3.90 ($3.94 basic), for the year ended December 31, 2018.

Operating revenues decreased 10.6% to $123.5 million for the fourth quarter of 2019 compared to $138.2 million for the fourth quarter of 2018. The decrease in operating revenues includes a 21.9% decrease in fuel surcharge revenue from $21.6 million for the fourth quarter of 2018 to $16.8 million for the fourth quarter of 2019 as average fuel prices were lower during the fourth quarter of 2019 compared to the fourth quarter of 2018. For the year ended December 31, 2019, operating revenues decreased 3.6% to $514.2 million compared to $533.3 million for the year ended December 31, 2018. The decrease in operating revenues includes a 14.6% decrease in fuel surcharge revenue from $87.4 million for the year ended 2018 to $74.7 million for the year ended 2019 as average fuel prices were lower during 2019 compared to 2018.

Daniel H. Cushman, President of the Company, commented, “In my entire career I don’t know that I have experienced a year in which we were presented with so many challenges. Not necessarily broad industry challenges, but challenges specific to PAM Transport. In the third quarter our Mexico border-crossings, which affect almost 50% of our freight, were shut down for two days due to a hurricane. Then we experienced extreme border-crossing inefficiencies at Laredo when border agents were pulled from Laredo to help with immigration issues at other border towns, which resulted in delays and cancellations of cross-border shipments for up to two weeks. Then there was the United Auto Workers labor strike against General Motors, our largest customer, which lasted almost six weeks. This impacted two weeks in September and the entire month of October. All these challenges were presented against a backdrop of consistent downward rate pressure, similar to what was experienced in 2016 and 2017. And finally, we recognized litigation expense of $19.9 million primarily related to a preliminary settlement agreement in a class action suit brought against us regarding allegations of minimum wage violations.

“With all of that said, PAM Transport just finished the year with its second-best year of operating income, when excluding gains on sales of equipment and the litigation reserve expenses. In the month of October, with our largest customer shut down, we had to react quickly as we had approximately 400 drivers depending on running General Motors freight lanes. We asked these displaced drivers at the time of the strike if they wanted to take some time off or if they wanted to work. Almost 100% said they wanted to work so our Customer Service, Sales, and Operating teams jumped into action to find new freight sources to keep these driving professionals moving. Our strategy worked as we only lost 12 of these 400 drivers and our overall fleet size grew by six drivers over this same timeframe. Collectively, the PAM Transport team did a remarkable job recovering from the labor strike.

“From a quarterly financial perspective, we were able to maintain profitability throughout the strike period as we recorded positive operating income for October and for the fourth quarter overall on an adjusted basis (non-GAAP), excluding the litigation charges. Notwithstanding the impact of these charges, we are proud of our results considering the hurdles.

“We have seen several major motor carriers exit the Mexico market within the past 18 months. It’s been well documented how many carriers exited the marketplace during 2019, and some of those carriers are major players in the automotive sector. I understand why carriers would struggle servicing Mexico and the automotive sectors as their freight is some of the most difficult and demanding freight to service well. It’s also where PAM Transport excels. As a result, we faced the strongest headwinds in recent memory and still maintained profitability on an adjusted basis.

“Our Logistics division, we believe, outperformed industry averages, both in revenue and profitability. Our revenue was down from 2018, as were most other logistic providers, and we made less money than 2018. But, our revenue was down less than most and our profitability was impacted much less. We have grown our customer base substantially and our logistics team does a great job of pivoting between contractual business and the spot market depending on where the opportunities for growth and profitability lies.”

Non-GAAP Financial Measures

In addition to our results under United States generally accepted accounting principles (GAAP), this press release also includes non-GAAP financial measures termed adjusted operating income, adjusted net income and adjusted diluted earnings per share. The Company defines adjusted operating income, adjusted net income and adjusted diluted earnings per share as GAAP operating income, GAAP net income and GAAP diluted earnings per share, respectively, excluding certain significant items, such as litigation-related charges, and any tax benefit associated with such items. Management believes that reporting adjusted operating income, adjusted net income and adjusted diluted earnings per share more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted results, although not a financial measure under GAAP, facilitate the ability to analyze the Company’s financial results in relation to those of its competitors and to the Company’s prior financial performance by excluding items which otherwise would distort the comparison. However, because not all companies use identical calculations, the Company's presentation of adjusted results may not be comparable to similarly titled measures of other companies. Adjusted operating income, adjusted net income and adjusted diluted earnings per share are not recognized terms under GAAP, do not purport to be alternatives to, and should be considered in addition to, and not as a substitute for or superior to, operating income, net income and diluted earnings per share, respectively, as defined under GAAP.

Pursuant to the requirements of Regulation G, we have provided a tabular reconciliation of GAAP operating income to adjusted operating income, GAAP net income to adjusted net income and GAAP diluted earnings per share to adjusted diluted earnings per share in this press release.

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results, prospects, plans or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; litigation, including litigation related to alleged violations under the Fair Labor Standards Act and the Arkansas Minimum Wage Law; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Revenue, before fuel surcharge	$106,665	$116,611	$439,511	$445,855
Fuel surcharge	16,832	21,563	74,666	87,406
Operating Revenues	123,497	138,174	514,177	533,261

Operating expenses and costs:
Salaries, wages and benefits	35,152	30,820	129,738	119,819
Operating supplies and expenses	24,933	22,927	98,420	93,130
Rent and purchased transportation	39,752	50,355	168,399	201,455
Depreciation	14,133	12,861	55,107	49,387
Insurance and claims	23,750	4,162	35,622	17,191
Other	3,440	3,074	13,761	11,983
Loss (gain) on disposition of equipment	221	(700)	583	(1,306)
Total operating expenses and costs	141,381	123,499	501,630	491,659

Operating loss (income)	(17,884)	14,675	12,547	41,602

Interest expense	(2,377)	(2,019)	(8,654)	(6,245)
Non-operating income (expense)	2,457	(4,704)	6,222	(4,016)

(Loss) income before income taxes	(17,804)	7,952	10,115	31,341
Income tax expense	(4,168)	1,882	2,215	7,347

Net (loss) income	$(13,636)	$6,070	$7,900	$23,994

Diluted (loss) earnings per share	$(2.37)	$1.01	$1.34	$3.90

Average shares outstanding – Diluted	5,751	6,029	5,880	6,159

	Quarter Ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2019	2018	2019	2018

Total miles (in thousands)	50,597	53,943	213,048	222,738
Operating ratio (1)	120.95%	85.86%	97.67%	89.73%
Empty miles factor	7.78%	7.29%	7.34%	6.31%
Revenue per total mile, before fuel surcharge	$1.75	$1.74	$1.71	$1.60
Total loads	92,878	98,786	396,465	398,080
Revenue per truck per work day	$663	$736	$690	$738
Revenue per truck per week	$3,317	$3,680	$3,449	$3,691
Average company-driver trucks	1,566	1,399	1,525	1,327
Average owner operator trucks	546	630	550	574

Logistics Operations
Total revenue (in thousands)	$18,394	$22,540	$75,917	$89,286
Operating ratio	96.66%	93.90%	94.65%	94.41%

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Operating (Loss) Income to Adjusted Operating Income

(unaudited)

(in thousands, except earnings per share)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Operating (loss) income (GAAP)	$(17,884)	$14,675	$12,547	$41,602

Additions:
Lawsuit settlement and reserve	19,901	-	19,901	-

Adjusted operating income (non-GAAP)	$2,017	$14,675	$32,448	$41,602

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Net (Loss) Income to Adjusted Net Income

(unaudited)

(in thousands, except earnings per share)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Net (loss) income (GAAP)	$(13,636)	$6,070	$7,900	$23,994

Additions:
Lawsuit settlement and reserve	19,901	-	19,901	-

Reductions:
Tax benefit of lawsuit settlement and reserve deduction (2)	4,659	-	4,358	-

Adjusted net income (non-GAAP)	$1,606	$6,070	$23,443	$23,994

P.A.M. Transportation Services, Inc. and Subsidiaries

Reconciliation of GAAP Measures to Non-GAAP Amounts

Reconciliation of Diluted (Loss) Earnings Per Share to

Adjusted Diluted Earnings Per Share

(unaudited)

	Quarter ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018

Diluted (loss) earnings per share (GAAP)	$(2.37)	$1.01	$1.34	$3.90

Additions:
Lawsuit settlement and reserve	3.46	-	3.39	-

Reductions:
Tax benefit of lawsuit settlement and reserve deduction (2)	0.81	-	0.74	-

Adjusted diluted earnings per share (non-GAAP)	$0.28	$1.01	$3.99	$3.90

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

2)	The tax benefit is calculated using the effective tax rates for each respective period prior to any adjustments for non-GAAP amounts.